Exhibit 5.1

[Letterhead of Hand Arendall, L.L.C.]

July 27, 2007

BancTrust Financial Group, Inc.

100 St. Joseph Street

Mobile, Alabama 36602

Re:	Registration Statement on Form S-4 relating to common stock, $0.01 par value

Ladies and Gentlemen:

In our capacity as counsel for BancTrust Financial Group, Inc., an Alabama corporation (“BancTrust”), we have examined the Registration Statement on Form S-4 (the “Registration Statement”), in the form proposed to be filed by BancTrust with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the “Act”), relating to the proposed merger (the “Merger”) of The Peoples BancTrust Company, Inc., an Alabama corporation (“Peoples”), with and into BancTrust and the issuance of up to 6,294,000 shares of common stock, par value $0.01 per share, of BancTrust common stock (the “Shares”) to shareholders of Peoples pursuant to an Agreement and Plan of Merger between Peoples and BancTrust dated May 21, 2007 (the “Merger Agreement”).

In rendering this opinion, we have examined and relied upon, among other things and in addition to the Registration Statement, (i) the Merger Agreement, (ii) BancTrust’s Amended and Restated Articles of Incorporation, incorporated by reference as an Exhibit to the Registration Statement, (iii) BancTrust’s Amended and Restated Bylaws, incorporated by reference as an Exhibit to the Registration Statement, (iv) the resolutions of BancTrust’s Board of Directors approving the Merger Agreement and the transactions contemplated thereby, and (v) originals or copies, certified or otherwise identified to our satisfaction, of such certificates, corporate, public or other records, and other documents as we have deemed appropriate for the purpose of rendering this opinion letter. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents and instruments of all documents and instruments submitted to us as copies or specimens, and the authenticity of the originals of such documents and instruments submitted to us as copies or specimens. We have also made such investigations of law as we have deemed appropriate.

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares pursuant to the Merger Agreement (i) the Registration Statement, as then amended, will have become effective under the Act and such effectiveness shall not have been terminated or rescinded; (ii) the holders of common stock of Peoples will have approved and adopted the Merger Agreement and approved the Merger; (iii) the holders of BancTrust common stock will have approved and adopted the Merger Agreement and approved the Merger; and (iv) the transactions contemplated by the Merger Agreement will have been consummated in accordance with the Merger Agreement.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Alabama and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm in the joint proxy statement and prospectus constituting a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the general rules and regulations of the Securities and Exchange Commission. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to BancTrust or the Shares.

Yours very truly,

/s/ HAND ARENDALL, L.L.C.